34249
                                    ITEM 77Q1

                          MFS VARIABLE INSURANCE TRUST


                           CERTIFICATION OF AMENDMENT
                             TO DECLARATION OF TRUST

                                  REDESIGNATION
                                    OF SERIES


         Pursuant to Section 6.9 of the Amended and Restated Declaration of Trust dated January 24, 1996, as amended (the "Declaration"), of MFS Variable Insurance Trust (the "Trust"), the Trustees of the Trust hereby redesignate an existing series of Shares (as defined in the Declaration) as follows:

1. The series designated as MFS/Foreign & Colonial Emerging Markets Equity Series shall be redesignated as MFS Emerging Markets Equity Series.


         Pursuant to Section 6.9(i) of the Declaration, this redesignation of series of Shares shall be effective upon the execution of a majority of the Trustees of the Trust.

         IN WITNESS WHEREOF, a majority of the Trustees of the Trust have executed this amendment, in one or more counterparts, all constituting a single instrument, as an instrument under seal in The Commonwealth of Massachusetts, as of this 1st day of December, 1999 and further certify, as provided by the provisions of Section 9.3(d) of the Declaration, that this amendment was duly adopted by the undersigned in accordance with the second sentence of Section 9.3(a) of the Declaration.



JEFFREY L. SHAMES
Jeffrey L. Shames
38 Lake Avenue
Newton MA  02159



NELSON J. DARLING, JR.
Nelson J. Darling, Jr.
74 Beach Bluff Avenue
Swampscott, MA  01907



WILLIAM R. GUTOW
William R. Gutow
3 Rue Dulac
Dallas, TX  75230